EXHIBIT 3.31
     LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of December 15, 2009, (the “Operating Agreement”), of Worldspan LLC (the “Company”), by WS Holdings LLC as member of the Company (the “Member”).
RECITAL
     The member desires to form the Company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).
     Accordingly, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Name. The name of the Company shall be Worldspan LLC, or such other name as the Member(s) (it being understood that there may be more than one Member of the Company in the future in accordance with the terms of this Agreement) may from time to time hereafter designate.
     2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set for the therefore in Section 18-101 of the Act.
     3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act of the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member(s) deem necessary or advisable in connection with the foregoing.
     4. Office.
          a) The principal place of business and office of the Company shall initially be located at 300 Galleria Parkway, N.W. Atlanta, GA 30339 and the Company’s business shall be conducted from such place or such other places as the Member(s) may designate from time to time.

          b) The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Member(s) may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.
     5. Members. The sole member of the Company as of the date hereof is the Member, whose registered address is 300 Galleria Parkway, N.W. Atlanta, GA 30339. Additional members may be admitted to the Company (including upon a transfer of a Member’s interests in the Company or a new issuance of interest) upon the unanimous consent of, and on such terms and conditions as shall be determined by, the Member(s) of the Company at the time of such admission.
     6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.
     7. Management of the Company. The Company shall be managed and the conduct of its business will be controlled by the Member. The Member shall have the authority to appoint and terminate officers with or without cause as the Member deems necessary and the officers shall have the authorities as may be delegated to them by the Member. The Member(s) shall manage the affairs of the Company; provided that authorization for Company action shall require the approval of a majority of the Member(s) (based on the aggregate membership interests outstanding). The Member(s) shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. The Member(s) shall have the power to bind the Company.
     8. Capital Contributions. The Member(s) shall make capital contributions to the Company in such amounts and at such times as the Member(s) determine in their sole and absolute discretion are necessary in furtherance of the Company’s purposes; provided, that, to the extent not compensated for in cash or a note, any services provided to the Company by a Member shall be considered a capital contribution in an amount equal to the fair market value of such services, as determined in good faith by the Company at the time of performance.
     9. Resignation. A Member shall not resign from the Company except upon the transfer of all of his interest in the Company or the concurrent dissolution of the Company.
     10. Distributions. Member(s) may receive distributions in cash or in kind in such amounts and at such times as such Member(s) shall determine in their sole and absolute discretion, subject to the requirements of Section 18-607 of the Act and other applicable law.
     11. Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:
          (i) Occurrence of an event with respect to a Member causing a dissolution of the Company under Section 18-801 of the Act;
          (ii) the death or bankruptcy of a Member; or
          (iii) the resignation of the Member(s)pursuant to Section 9 of this Agreement
     12. Amendments. This Agreement may be amended only upon the written consent of a majority of the Member(s) based on aggregate membership interests outstanding).
     13. Miscellaneous. Neither the Member(s) nor any authorized person shall have any liability for the debts, obligations or liabilities of the Company except to the extent expressly required by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

IN WITNESS WHEREOF, the party hereto has executed this Agreement as of the day and year first above written.

WS HOLDINGS LLC

By:	/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Group Vice President and Secretary

Schedule A

Members	Common Interest
WS Holdings LLC	100%

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